Exhibit 99

Joint Filer Information

Name:	Ruby Merger Corporation

Address:	c/o adidas-Salomon AG
Adi-Dassler-Str. 1-2
91074 Herzogenaurach
Germany

Designated Filer:	adidas-Salomon AG

Issuer and Ticker Symbol:	Reebok International Ltd. (RBK)

Date of Event Requiring Statement:	August 2, 2005